Exhibit 99.1

Enterprise GP Holdings L.P.

P.O. Box 4323

Houston, TX 77210

(713) 381-6812

Enterprise GP Holdings Reports 88% Increase in Net Income for the Third Quarter of 2006; Reports 107% Increase in Net Income for the First Nine Months of 2006

Houston, Texas (October 24, 2006) – Enterprise GP Holdings L.P., “Enterprise GP Holdings,” (NYSE: “EPE”) announced today its consolidated financial results for the three months and nine months ended September 30, 2006. Net income for the third quarter of 2006 increased by 88% to a record $28.7 million, or $0.32 per unit on a fully diluted basis, compared to $15.3 million, or $0.19 per unit on a fully diluted basis, for the comparable results of the predecessor company for the third quarter of 2005.

For the nine months ended September 30, 2006, the partnership reported a 107% increase in net income to a record $73.7 million, or $0.83 per unit on a fully diluted basis, compared to $35.6 million, or $0.46 per fully diluted unit for the nine months ended September 30, 2005.

On October 12, 2006, the board of directors of the general partner of Enterprise Products Partners L.P. (“EPD”) increased EPD’s quarterly cash distribution rate by 1.7% from $0.4525 per unit payable with respect to the second quarter of 2006 to $0.46 per unit payable with respect to the third quarter of 2006 which will be paid on November 8, 2006. This 1.7% increase in the EPD distribution rate results in a 6.6% increase in the amount of cash distributions that Enterprise GP Holdings will receive from its ownership of the general partner and 13.5 million units in EPD. Based on this distribution declaration, Enterprise GP Holdings expects to receive quarterly cash distributions from EPD of approximately $34.5 million, or $137.8 million on an annualized basis. Since Enterprise GP Holdings’ initial public offering, EPD has increased its cash distribution rate to partners by 9.5% from $0.42 per unit to $0.46 per unit which results in a 34% increase in the annualized cash distributions paid to Enterprise GP Holdings.

As a result of the increase in cash distributions from EPD, Enterprise GP Holdings increased its quarterly cash distribution rate by 8.1% to $0.335 per unit with respect to the third quarter of 2006 from the rate of $0.31 per unit for the previous quarter. Enterprise GP Holdings’ cash available for distribution was $31.2 million, which provided 1.05 times coverage of the distribution to be paid on November 9, 2006.

“We are very pleased with the continued strong performance of Enterprise Products Partners and its record net income for the third quarter 2006. Their recently announced increase in cash distributions to unitholders for the most recent quarter has enabled us to once again increase the quarterly cash distribution to our partners as we have done every quarter since our initial public offering,” said Michael A. Creel, President and Chief Executive Officer of Enterprise GP Holdings. “Our cash flow growth is levered to Enterprise Products Partners through our ownership of its general partner, the associated incentive distribution rights and the issuance of new partnership units to the public by Enterprise Products Partners. Approximately 82% of the cash distributions that we receive from Enterprise Products Partners is attributable to our ownership of the general partner and the associated incentive distribution rights, while only 18% of the distributions we receive come from distributions paid on the 13.5 million Enterprise Products Partners common units that we own.”

At September 30, 2006, Enterprise GP Holdings’ parent-only debt balance was $156 million.

Basis of Presentation of Financial Information – Consolidated and Parent-Only

In accordance with generally accepted accounting principles in the United States of America (“GAAP”), the transfer of net assets to us from affiliates of EPCO, Inc. (“EPCO”) in August 2005 was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. As a result, the historical consolidated financial information of Enterprise GP Holdings presented in this press release for periods prior to its receipt of such contributions from EPCO has been presented using the consolidated financial information of Enterprise Products GP, LLC, (“Enterprise Products GP”) which has been deemed the predecessor company of Enterprise GP Holdings. Our consolidated financial information represents our primary (general purpose) financial information as a publicly-held registrant.

Enterprise GP Holdings has no separate operating activities apart from those conducted by the operating partnership of Enterprise Products Partners. Enterprise GP Holdings’ principal sources of cash flow are its investments in limited and general partner ownership interests of Enterprise Products Partners. Enterprise GP Holdings’ primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners.

In order for our unitholders and others to more fully understand Enterprise GP Holdings’ financial condition and results of operations on a standalone basis, this press release includes financial information of Enterprise GP Holdings as the parent company apart from that of our consolidated partnership. In general, the parent-only financial information primarily reflects the period since the completion of its initial public offering on August 29, 2005.

The parent-only statement of operations includes earnings from Enterprise GP Holdings’ equity-method investments in Enterprise Products Partners and Enterprise Products GP as a component of operating income. These investments are the primary source of earnings for Enterprise GP Holdings on a standalone basis. In accordance with GAAP, such equity earnings are eliminated in the consolidation of Enterprise Products Partners’ and Enterprise Products GP’s financial statements with those of Enterprise GP Holdings.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Cash Available for Distribution. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Cash Available for Distribution. We define Cash Available for Distribution as cash distributions expected to be received from Enterprise Products Partners in connection with our investments in limited and general partner interests of Enterprise Products Partners minus our expenditures for general and administrative costs and debt service. Cash Available for Distribution is a significant liquidity metric used by our senior management to compare net cash flows generated by the parent company’s equity investments to the cash distributions the parent company is expected to pay its unitholders. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Cash Available for Distribution is an important non-GAAP financial measure for our limited partners since it indicates to investors whether or not our investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial metrics such as Cash Available for Distribution are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Cash Available for Distribution is cash flow from operating activities.

Today, Enterprise GP Holdings will host a conference call to discuss third quarter earnings. The call will be broadcast live over the Internet at 11:00 a.m. Central Daylight Time and may be accessed by visiting the company’s website at www.enterprisegp.com.

Enterprise GP Holdings is one of the largest publicly traded GP partnerships with an enterprise value of more than $3 billion. It owns the general partner of Enterprise Products Partners (NYSE: EPD), a leading North American midstream energy company. The general partner manages the business affairs of Enterprise Products Partners, which provides a wide range of services to producers and consumers of natural gas, natural gas liquids, and crude oil.

This press release contains various forward-looking statements and information that are based on Enterprise GP Holdings’ beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise GP Holdings. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise GP Holdings or Enterprise Products Partners for future operations, are intended to identify forward-looking statements. Although Enterprise GP Holdings and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise GP Holdings nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise GP Holdings’ actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise Products Partners’, and in turn, Enterprise GP Holdings’ results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of the Enterprise Products Partners’ debt level on its future financial and operating flexibility;
•	a reduction in demand for Enterprise Products Partners’ products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by Enterprise Products Partners’ facilities;
•	the failure of Enterprise Products Partners’ credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks aimed at Enterprise Products Partners’ facilities; and
•	the failure to successfully integrate Enterprise Products Partners’ operations with companies, if any that it may acquire in the future.

Enterprise GP Holdings has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812

Rick Rainey, Media Relations (713) 381-3635

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Exhibit A

Enterprise GP Holdings L.P.

Condensed Statements of Consolidated Operations – UNAUDITED

For the Three and Nine Months Ended September 30, 2006 and 2005

(Dollars in thousands, except per unit amounts)

Since Enterprise GP Holdings owns the general partner of Enterprise Products Partners, the consolidated income statements for Enterprise GP Holdings presented below include the consolidated financial results of Enterprise Products Partners and its general partner. The earnings of Enterprise Products Partners that are allocated to its limited partner interests not owned by the parent company are reflected as minority interest expense in Enterprise GP Holdings’ consolidated income statement. Apart from this adjustment to minority interest expense and the interest expense recognized in connection with borrowings by the parent company, Enterprise GP Holdings’ consolidated income statement does not differ materially from that of Enterprise Products Partners.

Exhibits B and C present parent company financial information of Enterprise GP Holdings.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005

Revenues	$ 3,872,525	$ 3,249,291	$ 10,640,452	$ 8,476,581
Costs and expenses:
Operating costs and expenses	3,584,783	3,045,345	9,955,231	7,959,122
General and administrative costs	16,546	13,654	48,906	47,689
Total costs and expenses	3,601,329	3,058,999	10,004,137	8,006,811
Equity in income of unconsolidated affiliates	2,265	3,703	14,306	14,563
Operating income	273,461	193,995	650,621	484,333
Other income (expense):
Interest expense	(65,351)	(65,326)	(184,137)	(186,813)
Other, net	2,151	1,408	7,540	3,590
Total other income (expense)	(63,200)	(63,918)	(176,597)	(183,223)
Income before provision for taxes, cumulative effect
of change in accounting principle and minority interest	210,261	130,077	474,024	301,110
Provision for taxes	(3,285)	(3,223)	(12,448)	(3,958)
Income before minority interest and change
in accounting principle	206,976	126,854	461,576	297,152
Minority interest	(178,278)	(111,553)	(387,986)	(261,549)
Income before change in accounting principle	28,698	15,301	73,590	35,603
Cumulative effect of change in accounting principle			96
Net income	$ 28,698	$ 15,301	$ 73,686	$ 35,603

Allocation of net income to:
Limited partners	$ 28,695	$ 15,299	$ 73,679	$ 35,599
General partner	$ 3	$ 2	$ 7	$ 4

Earnings per unit, basic and diluted	$ 0.32	$ 0.19	$ 0.83	$ 0.46
Average LP units outstanding (000s)	88,884	80,522	88,884	76,640

Exhibit B

Enterprise GP Holdings L.P. – Parent Company

Statement of Operations – UNAUDITED

For the Three and Nine Months Ended September 30, 2006

(Dollars in thousands)

Currently, the parent company has no separate operating activities apart from those of Enterprise Products Partners. Additionally, the operating activities of the parent company are primarily derived from cash distributions it receives from its general and limited partner ownership interests in Enterprise Products Partners. The primary cash requirements of the parent company, in addition to normal general and administrative expenses and debt service, are for distributions to its partners. In order to more fully understand the financial condition of the parent company, we are providing selected parent company financial data on Exhibits B and C.

	For The	For The	For The	For The
	Three Months	Period	Nine Months	Period
	Ended	August 29 to	Ended	August 29 to
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Equity in income of unconsolidated affiliates	$ 31,635	$ 2,146	$ 82,085	$ 2,146
General and administrative costs	395	92	1,524	92
Operating income	31,240	2,054	80,561	2,054
Interest expense, net	(2,542)	(1,096)	(6,893)	(1,096)
Income before cumulative effect of change in accounting principle	28,698	958	73,668	958
Cumulative effect of change in accounting principle			18
Net income	$ 28,698	$ 958	$ 73,686	$ 958

Other financial data:
Investment in limited and general partnership interests
in Enterprise Products Partners at end of period	$ 846,335	$ 837,565	$ 846,335	$ 837,565
Debt principal outstanding at end of period	$ 156,000	$ 149,000	$ 156,000	$ 149,000
Cash available for distribution (Exhibit C)	$ 31,191	$ 8,173	$ 87,473	$ 8,173

Exhibit C

Enterprise GP Holdings L.P. – Parent Company

Cash Available for Distribution – UNAUDITED

For the Three and Nine Months Ended September 30, 2006

(Dollars in thousands, except per unit amounts)

The following table presents the calculation of cash available for distribution by the parent company with respect to the periods indicated. For example, the $31.2 million of Cash Available for Distribution for the three months ended September 30, 2006 pertains to the cash distribution we will make on November 8, 2006. References to “EPGP” mean Enterprise Products GP, LLC, the general partner of Enterprise Products Partners.

	For The	For The		For The	For The
	Three Months	Period		Nine Months	Period
	Ended	August 30 to		Ended	August 30 to
	September 30,	September 30,		September 30,	September 30,
	2006	2005		2006	2005
Cash available for distribution by Enterprise GP Holdings:
Cash distributions from Enterprise Products Partners
associated with:
General partner interest
Standard distribution rights	$ 4,054	$ 1,177		$ 11,614	$ 1,177
Incentive distribution rights	24,212	6,258		67,595	6,258
Limited partner interest	6,189	2,012		18,264	2,012
Total cash distribution expected from Enterprise Products Partners	34,455	9,447		97,473	9,447
Deduct parent company and EPGP expenses:
General and administrative costs of the parent company	(395)	(92)		(1,524)	(92)
General and administrative costs of EPGP	(327)	(86)		(1,583)	(86)
Interest expense of the parent company, net	(2,542)	(1,096)		(6,893)	(1,096)
Total Cash Available for Distribution	$ 31,191	$ 8,173	*	$ 87,473	$ 8,173

Cash distributions of Enterprise GP Holdings
with respect to period indicated:
Distribution per unit	$ 0.335	$ 0.092	**	$ 0.940	$ 0.092

Distributions to public unitholders	$ 3,964	$ 1,108		$ 11,158	$ 1,108
Distributions to EPCO and affiliates	25,812	168		72,393	168
Distributions to general partner of Enterprise GP Holdings	3	6,902		8	6,902
Total cash distributions	$ 29,779	$ 8,178		$ 83,559	$ 8,178

*	Of the $27.2 million in distributions we received from Enterprise Products Partners on November 8, 2005, we used $19 million to reduce indebtedness under our parent company credit facility and the remaining $8.2 million (after expenses) for distributions to partners.

**	Our quarterly cash distribution for the third quarter of 2005 was prorated for the period from the closing date of our initial public offering, or August 30, 2005, to September 30, 2005. The proration factor of 34.78% represents the 32 day period beginning after the closing of our initial public offering divided by 92 days in the third quarter of 2005.

Exhibit D

Enterprise GP Holdings L.P. – Parent Company

Non-GAAP Reconciliations – UNAUDITED

For the Three and Nine Months Ended September 30, 2006

(Dollars in thousands, except per unit amounts)

The following table presents the reconciliation of our non-GAAP Cash Available for Distribution to GAAP cash provided by operating activities for the periods indicated.

	For The	For The	For The	For The
	Three Months	Period	Nine Months	Period
	Ended	August 29 to	Ended	August 29 to
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Reconciliation of Non-GAAP “Cash Available for Distribution” to
GAAP “Net Income” and GAAP “Net cash provided by operating
activities” per parent company financial statements
Net income (Exhibit B)	$ 28,698	$ 958	$ 73,686	$ 958
Adjustments to derive Cash Available for Distribution:
(add or subtract as indicated by sign of number):
Equity in income of unconsolidated affiliates	(31,635)	(2,146)	(82,085)	(2,146)
Distribution expected from Enterprise Products Partners	34,455	9,447	97,473	9,447
General and administrative expenses of EPGP	(327)	(86)	(1,583)	(86)
Cumulative effect of change in accounting principle			(18)
Cash Available for Distribution (Exhibit C)	31,191	8,173	87,473	8,173
Adjustments to Cash Available for Distribution to derive
Net Cash Provided by Operating Activities (add or subtract
as indicated by sign of number):
Distribution from Enterprise Products Partners
with respect to period indicated	(34,455)	(9,447)	(97,473)	(9,447)
Distribution received from Enterprise Products Partners
during period indicated	31,290		90,468
Net effect of changes in operating accounts	(144)	4,262	(5,151)	4,262
General and administrative expenses of EPGP	327	86	1,583	86
Non-cash amortization	91		276
Net cash provided by operating activities	$ 28,300	$ 3,074	$ 77,176	$ 3,074